EXHIBIT 99
CONTACT:	Eugene Harris, Executive Vice President and Chief Financial Officer 367-8221

ALGIERS BANCORP, INC. SUSPENDS DIVIDEND

NEW ORLEANS, LOUISIANA (October 26, 2000) - The Board of Directors of Algiers Bancorp, Inc. (OTC, OTCBB), responding to regulatory requirements, announced today that it has suspended payment of its quarterly 5 cent-per-share dividend for the quarter ended September 30, 2000, on the 506,348 total outstanding common stock held by its shareholders.

Acting President and Chief Executive Officer, Francis M. Minor, indicated the action was taken in response to limitations stipulated under the Supervisory Agreement which Algiers Homestead Association, the Company's subsidiary (the "Association") entered into with the Louisiana Office of Financial Institutions ("OFI") and the Federal Office of Thrift Supervision ("OTS") on April 17, 2000.

Algiers has been in discussions with OFI and OTS since the fourth quarter 1999 when on November 29, 1999 OFI and OTS issued a preliminary supervisory agreement as a result of their examination of the Association. The Association wishes to cooperate with OTS and OFI and to evidence its intent to comply with all applicable laws and regulations, and engage in safe and sound practices.

Algiers Bancorp, Inc. is the holding company of Algiers Homestead Association, a Louisiana-chartered stock savings and loan association whose market area consists of Orleans, Jefferson and Plaquemines Parishes in the New Orleans, Louisiana metropolitan statistical area.